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                                                Filed Pursuant to Rule 424(b)(3)
                              Registration Statement Nos. 333-4012 and 333-24667


PRICING SUPPLEMENT NO. 1, Dated June 4, 1997,
To Prospectus Dated May 16, 1997


                            First Data Corporation
                          Medium-Term Notes, Series D
                                 (Fixed Rate)

              Due From Nine Months to 30 Years from Date of Issue


Principal Amount: $125,000,000.00          Cusip: 32006YAF9

Interest Payable Each 1/15 and             Form:
7/15 and at Maturity                       [X] Book Entry  [_] Certificated

Issue Price: 100.0%                        Depositary: Depository Trust Co.

Interest Rate: 6.61%                       Sinking Fund: [_] Yes  [X] No

Agent's Commission: .35%                   Redemption Information:

Net Proceeds to Issuer: $124,562,500.00    Repayment Information: Not repayable
                                                                  prior to
                                                                  maturity

Original Issue Date: June 9, 1997

Stated Maturity: June 9, 2000              Extension Information:

Regular Record Dates: 1/1 and 7/1          Delayed Delivery Information:

Overdue Rate: 6.61%                        Name of Agent: Lehman Brothers Inc.
                                                          Salomon Brothers Inc
                                                          Chase Securities Inc.

Amortizing Note: [_] Yes  [X] No           Other Provisions:

Original Issue Discount Note: [_] Yes  [X] No

Original Yield to Maturity: 6.61%

Issue Price: 100.0%                        Annex Attached: [_] Yes  [X] No

The aggregate principal amount of this offering is U.S. $125,000,000.00 and relates only to Pricing Supplement No. 1. Medium-Term Notes, Series D, may be issued by the Company having an aggregate initial offering price of up to U.S. $1,000,000,000, subject to reduction under certain circumstances.

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Type of Sale:                If Principal Transaction, Reoffering at:
[X]  As Agent                [_]  Varying prices related to prevailing market
                                  prices at the time of sale
[_]  As Principal            [_]  Fixed public offering price of ___% of
                                  Principal Amount
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